Exhibit 99.1

News Release

COLUMBIA THREADNEEDLE INVESTMENTS ANNOUNCES
RETIREMENT OF GLOBAL CHIEF INVESTMENT OFFICER

William Davies to retire in summer 2026 after 33 years with the firm

BOSTON / LONDON – May 20, 2026: Columbia Threadneedle Investments, the global asset management group of Ameriprise Financial (NYSE: AMP), today announced that William Davies, global chief investment officer, has decided to retire after 33 years of distinguished service to the firm and its clients. Mr. Davies’ retirement will be effective on June 30, 2026.

William F. "Ted" Truscott, chief executive officer of Columbia Threadneedle, will act as interim global chief investment officer from July 1, 2026 until the appointment of a successor to Mr. Davies, providing leadership and oversight of the investment function.

Mr. Davies joined a Columbia Threadneedle predecessor firm in 1994 as a European equities portfolio manager. Over the course of his career, he has held several leadership roles at the firm, including head of European equities, global head of equities, chief investment officer EMEA and, since 2022, global chief investment officer. Mr. Davies’ leadership has been key to fostering a culture of collaboration and continuous improvement and driving strong investment performance for our clients.

Mr. Truscott’s significant investment experience has long been central to his leadership of Columbia Threadneedle, driving robust engagement with investment professionals across the firm and supporting a nuanced understanding of clients’ investment objectives. He served as the firm’s chief investment officer for seven years, prior to his appointment as chief executive officer in 2010. Columbia Threadneedle has a deep bench of senior investment leaders and asset class heads who will maintain their current functional responsibilities while Mr. Truscott serves as interim chief investment officer.

Ted Truscott, Chief Executive Officer, Columbia Threadneedle, commented: “We have a high-quality investment capability and a strong culture that drives successful investment outcomes for our clients. Our talented investment leadership team is well positioned to continue delivering the consistent investment approach that our clients expect from Columbia Threadneedle.”

Mr. Truscott added: “I would like to thank and recognize William for his contributions to our firm over his 33-year career at Columbia Threadneedle. He has been a valued colleague and leader, having shaped our disciplined investment processes, fostered strong client relationships and served as a respected industry thought leader. We wish him well in his well-earned retirement.”

William Davies, Global Chief Investment Officer, Columbia Threadneedle, said: “It has been a privilege to lead our team of talented and experienced investors who are dedicated to delivering consistent, competitive investment performance for our clients. We have a strong team of investment leaders in place, and I am grateful for the meaningful partnerships we have built with clients and for the confidence they have placed in Columbia Threadneedle.”

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Media Contacts:

Carlos Melville (North America) Tel: +1 617 897 9384 carlos.melville@columbiathreadneedle.com	Campbell Hood (EMEA and Asia Pacific) Tel: +44 7860 911622 campbell.hood@columbiathreadneedle.com

About Columbia Threadneedle Investments

Columbia Threadneedle Investments is a leading global asset manager that provides a broad range of investment strategies and solutions for individual, institutional and corporate clients around the world. With 2,200 people, including 550 investment professionals, based in North America, Europe and Asia, we manage and advise $706 billion of assets across developed and emerging market equities, fixed income, asset allocation solutions and alternatives.1

Columbia Threadneedle Investments is the global asset management group of Ameriprise Financial, Inc. (NYSE: AMP). For more information, please visit columbiathreadneedle.com.

Columbia Threadneedle Investments (Columbia Threadneedle) is the global brand name of the Columbia and Threadneedle group of companies.

1 As of March 31, 2026

© 2026 Columbia Management Investment Advisers, LLC. All rights reserved.

This document and its contents have not been reviewed by any regulatory authority. In Australia: Issued by Threadneedle Investments Singapore (Pte.) Limited (TIS), ARBN 600 027 414. TIS is exempt from the requirement to hold an Australian financial services licence under the Corporations Act and relies on Class Order 03/1102 in marketing and providing financial services to Australian wholesale clients as defined in Section 761G of the Corporations Act 2001. TIS is regulated in Singapore (Registration number: 201101559W) by the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289), which differ from Australian laws. In Singapore: Issued by Threadneedle Investments Singapore (Pte.) Limited, 3 Killiney Road, #07-07, Winsland07, Winsland House 1, Singapore 239519, which is regulated in Singapore by the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289). Registration number: 201101559W. This advertisement has not been reviewed by the Monetary Authority of Singapore. In Hong Kong: Issued by Threadneedle Portfolio Services Hong Kong Limited 天利投資管理香港有限公司. Unit 3004, Two Exchange Square, 8 Connaught Place, Hong Kong, which is licensed by the Securities and Futures Commission (“SFC”) to conduct Type 1 regulated activities (CE: AQA779). Registered in Hong Kong under the Companies Ordinance (Chapter 622), No. 1173058. In Japan: Issued by Columbia Threadneedle Investments Japan Co., Ltd. Financial Instruments Business Operator, The Director-General of Kanto Local Finance Bureau (FIBO) No.3281, and a member of Japan Investment Advisers Association and Type II Financial Instruments Firms Association. In the USA: Columbia Management Investment Advisers, LLC (CMIA) is an investment adviser registered with the U.S. Securities and Exchange Commission. In the UK: Issued by Threadneedle Asset Management Limited, No. 573204 and/or Columbia Threadneedle Management Limited, No. 517895, both registered in England and Wales and authorised and regulated in the UK by the Financial Conduct Authority. In the EEA: Issued by Columbia Threadneedle Netherlands B.V., regulated by the Dutch Authority for the Financial Markets (AFM), registered No. 08068841 and/or by Threadneedle Management Luxembourg S.A., at 6E route de Trèves, L-2633 Senningerberg, Grand Duchy of Luxembourg, registered with the Luxembourg Registre de Commerce et des Sociétés with No. B 110242 and authorised by the Commission de Surveillance du Secteur Financier (CSSF). In Switzerland: Issued by Threadneedle Portfolio Services AG, Registered address: Claridenstrasse 41, 8002 Zurich, Switzerland. In the Middle East: This document is distributed by Columbia Threadneedle Investments (ME) Limited, which is regulated by the Dubai Financial Services Authority (DFSA).

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© 2026 Columbia Management Investment Advisers, LLC. All rights reserved.